Exhibit 3.1

CERTIFICATE OF ELIMINATION

OF THE SERIES A JUNIOR PARTICIPATING PREFERRED STOCK OF

QUICKLOGIC CORPORATION

Pursuant to Section 151(g) of the

General Corporation Law of the State of Delaware

QuickLogic Corporation, a Delaware corporation (the “Corporation”), certifies as follows:

1. Pursuant to the authority expressly vested in the Board of Directors of the Corporation by the Restated Certificate of Incorporation of the Corporation (the “Certificate of Incorporation”), the Board of Directors of the Corporation previously adopted resolutions creating and authorizing the issuance of 10,000 shares of Series A Junior Participating Preferred Stock (the “Series A Preferred Stock”) in accordance with the provisions of the Certificate of Designation, Preferences and Rights of the Terms of the Series A Junior Participating Preferred Stock (the “Series A Certificate of Designation”) as filed with the Delaware Secretary of State on November 29, 2001.

2. None of the authorized shares of the Series A Preferred Stock are outstanding and none will be issued subject to the Series A Certificate of Designation.

3. Pursuant to the provisions of Section 151(g) of the General Corporation Law of the State of Delaware (the “DGCL”), the Board of Directors of the Corporation adopted the following resolutions:

WHEREAS: Pursuant to the authority expressly vested in the Board of Directors of the Corporation by the Restated Certificate of Incorporation of the Corporation (the “Certificate of Incorporation”), the Board of Directors of the Corporation previously adopted resolutions creating and authorizing the issuance of 10,000 shares of Series A Junior Participating Preferred Stock (the “Series A Preferred Stock”) in accordance with the provisions of the Certificate of Designation, Preferences and Rights of the Terms of the Series A Junior Participating Preferred Stock (the “Series A Certificate of Designation”) as filed with the Delaware Secretary of State on November 29, 2001; and

NOW, THEREFORE, BE IT RESOLVED: that none of the authorized shares of the Series A Preferred Stock are outstanding and that none shall be issued pursuant to the Series A Certificate of Designation.

RESOLVED FURTHER: that, upon filing a Certificate of Elimination of the Series A Preferred Stock (the “Series A Certificate of Elimination”), with the Secretary of State of the State of Delaware, all matters set forth in the Series A Certificate of Designation with respect to the Series A Preferred Stock shall be eliminated from the Certificate of Incorporation.

RESOLVED FURTHER: that the officers of the Corporation (the “Authorized Officers”) in the name and on behalf of the Corporation be, and each of them individually hereby is, authorized and directed, with the assistance of counsel, to prepare, execute and deliver to the Secretary of State of the State of Delaware, the Series A Certificate of Elimination, as required by the Delaware General Corporation Law in order to effect the elimination of the Series A Preferred Stock.

RESOLVED FURTHER: that the Authorized Officers of the Corporation be, and they hereby are, authorized and directed, jointly and severally, for and in the name and on behalf of the Corporation, to execute and deliver any and all certificates, agreements, and other documents, take any and all steps and do any and all things which they may deem necessary or advisable in order to effect the purposes of each and all of the foregoing resolutions.

RESOLVED FURTHER: that any actions taken by such Authorized Officers prior to the date of these resolutions that are within the authority conferred hereby are hereby ratified, confirmed and approved in all respects as the act and deed of the Corporation.

4. Pursuant to the provisions of Section 151(g) of the DGCL, all references to the Existing Series A Preferred Stock in the Charter are hereby eliminated, and the shares that were designated to such series are hereby returned to the status of authorized but unissued shares of preferred stock of the Corporation.

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Elimination to be signed on its behalf by its duly authorized officer on this 21st day of November, 2013.

QUICKLOGIC CORPORATION

By:	/s/ RALPH MARIMON

Name:	Ralph Marimon

Title:	CFO